Exhibit 10.3
June 22nd, 2021

Chad Borton
Lewis Center, OH

Anticipated Start Date: September 13th, 2021

Position.

You will start in a full-time position as President, SoFi Bank, and you will initially report to Anthony Noto - Chief Executive Officer. By signing this letter, you confirm with Social Finance, Inc. (the "Company") that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Compensation and Employee Benefits.

You will be paid a starting salary of $450,000 per year, payable on the Company’s regular payroll dates.

You are eligible for an annual discretionary bonus of 100% of your annual base salary, dependent upon company as well as individual performance. The bonus, if earned, will be paid out no later than Q1 of the following year.

Relocation.

We will also provide you a relocation bonus of up to $30,000 as well as up to 60 days of temporary housing to assist you in your relocation to San Francisco. You will be contacted by our relocation partner within 1 week of signing your offer letter. Your continuing employment with SoFi is contingent upon your relocating within 60 days of SoFi offices being reopened. If you voluntarily terminate employment within 12 months of your start date you agree to repay the
Company a prorated amount of the relocation bonus that you received. The repayment amount shall be the amount of the relocation bonus divided by twelve and multiplied by the number of full months not completed within the first year.

Restricted Stock Units.

Subject to the approval of the Company’s Board of Directors, you will receive an equity award of $10,000,000 in the form of Restricted Stock Units (“RSUs”). This value is determined based on our standard equity granting policies. The actual number of shares you receive will depend on the value of our stock at or around the time your grant is approved. Specifically, the RSUs shall vest over a period of four years as follows: twenty-five percent (25%) of the award shall vest on the first anniversary of the vesting commencement date (March 14, June 14, September 14 or December 14, such date to be indicated in your Award Agreement), and six and twenty-five hundredths percent (6.25%) shall vest each quarter thereafter for the following twelve quarters, provided you remain employed with the Company through each applicable vesting date. No RSUs shall vest other than on the first anniversary and twelve subsequent quarterly vest dates, and no right to any vesting shall be earned or accrued prior to such date. The RSU grant will be subject to the terms and conditions of the Company’s standard form of award agreement applicable to RSUs granted under the applicable stock plan of the Company, as described therein and in the applicable RSU agreement, which you will be required to sign.

Benefits.

As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.

Confidential Information and Invention Assignment Agreement.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement. Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Chief Executive Officer.

Outside Activities.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity that competes with or could constitute a potential or actual conflict of interest with the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes.

All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Pre-Employment Check.

We are extending this offer contingent upon our satisfaction with the results of a career, educational, and criminal history background check and any other necessary pre-employment checks based on location and position requirements. Details of this check will be provided to you through a third-party vendor. Please note that due to COVID-19, we may be unable to complete those checks prior to your anticipated start date. We will complete those checks as soon as we are able to, but your future employment with SoFi remains contingent upon our satisfaction with the results of those checks.

Entire Agreement.

This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both this letter and the enclosed Confidential Information and Invention Assignment Agreement. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on June 30, 2021.

We look forward to having you join us, with an anticipated start date of September 13, 2021.

Very truly yours,

Social Finance, Inc.

By: /s/ Anna Avalos

Anna Avalos
Head of People